UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2015

6D GLOBAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35002	98-0516425
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
17 State Street, Suite 2550 New York, New York 10004 (Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (646) 681-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 4, 2015 6D Global Technologies, Inc., a NASDAQ listed technology company, symbol: “SIXD” (the “Company”) acquired all of the issued and outstanding membership interest (the “Interests”) of Topaz Interactive, LLC, an Oregon limited liability company doing business as “Storycode” pursuant to a Securities Purchase Agreement of that date.

The Company believes this strategic acquisition is highly synergistic to its current business model and customer expansion, and will be immediately accretive to the Company’s sales and earnings in 2015 and beyond. The Company’s Board of Directors has also approved this transaction.

Storycode is headquartered in Portland, Oregon and provides mobile development and creative design services for medium and large businesses.  Storycode creates mobile applications that feature award-winning UX (user experience) and UI (user interface) design working exclusively with the Adobe DPS platform.  Storycode was founded by Katherine Topaz and Jason Porath, accomplished entrepreneurs and technology industry executives who have over 45 years of combined experience in creative and digital marketing. Storycode employees will join the Company as part of its expanding team of technology experts.

In consideration for the Interests, the Registrant paid the members of Storycode: cash in the amount of Three Hundred Thousand Dollars ($300,000); an additional Three Hundred Thousand Dollars ($300,000) paid in escrow to be earned by the members upon the one year anniversary of their employment; an aggregate of Three Hundred Thousand (300,000) shares of the Registrant’s common stock, par value $0.00001 per share (the “Common Stock”); and additional, potential earnout shares of Common Stock based on Storycode’s financial performance for the three years following the closing of the acquisition.  The Company also agreed to employment agreements with Ms. Topaz and Mr. Porath.

Item 2.01  Completion of Acquisition or Disposition of Assets.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 2.01.

Item 3.02  Unregistered Sales of Equity Securities

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

6D GLOBAL TECHNOLOGIES, INC.

Date: March 5, 2015	By: /s/ Tejune Kang
Name: Tejune Kang
Title: Chief Executive Officer